Exhibit 99.1

SCOLR Pharma, Inc. Announces the Addition of Jeff Reich, M.D. and Greg Weaver to its Board of Directors

Monday October 8, 8:30 am ET

BELLEVUE, Wash.–(BUSINESS WIRE)–SCOLR Pharma, Inc. (AMEX: DDD—News) today announced that Jeff Reich, M.D. and Greg Weaver, CPA, M.B.A have been appointed to the Company’s Board of Directors.

Michael N. Taglich, Chairman of SCOLR Pharma’s Board of Directors, said, “Jeff and Greg are two experienced healthcare professionals with proven leadership skills and track records for building successful businesses. Jeff’s knowledge of the healthcare industry coupled with his clinical expertise will be a valuable asset as our business continues to grow and evolve. Greg brings a great deal of healthcare, finance and audit experience to our Board. His significant business development experience with bio-pharmaceutical companies will be extremely valuable as we continue to broaden our product pipeline and seek additional partnering opportunities. With our recent addition to the board of Bruce S. Morra, Ph.D., M.B.A, a seasoned healthcare executive, we are very pleased to be adding these two healthcare veterans that will complement the collective experience of our existing board members.”

Jeffrey B. Reich, M.D., has more than 25 years of experience in the healthcare field and is a vice president at the investment advisory firm of Cramer Rosenthal McGlynn, LLC (CRM). He serves as a senior research healthcare analyst in the firm’s investment group. Prior to CRM, Dr. Reich was a portfolio manager/senior analyst and principal at Merlin Bio Med Group. Dr. Reich also serves on the board of directors of Neurologix, Inc., a development-stage company engaged in the research and development of proprietary treatments for disorders of the central nervous system utilizing gene therapies. He earned his B.A. from Binghamton University and his M.D. from Weill Medical College of Cornell University in 1987, where he was also an Assistant Clinical Professor in the Department of Neurology and Neuroscience for 10 years.

Dr. Reich said, “The worldwide market for drug delivery systems is growing at an ever increasing rate and is being fueled by the commercial necessity of extending product life and product portfolios, the clinical need to enhance drug safety and patient compliance, and the technological challenge of delivering new therapeutics. I have followed the progress at SCOLR for a number of years and believe that its proprietary technology can enable the delivery of a variety of compounds from simple substances to complex compounds and I’m very excited about contributing to that effort.”

Greg Weaver is currently chief financial officer of Talyst, a leading provider of pharmacy automation solutions to hospitals and other centralized pharmacies. Weaver also serves on the board of directors and chairman of the audit committee of Celsion Corporation (AMEX: CLN—News), a clinical stage oncology company. Prior to joining Talyst, Mr. Weaver held the position of senior vice president and chief financial officer of Sirna Therapeutics, Inc. (NASDAQ: RNAI—News), a San Francisco biotechnology company which was acquired by Merck in 2006. He was formerly vice president, chief financial officer and secretary of Nastech Pharmaceutical Company, Inc. (NASDAQ: NSTK—News), a drug delivery company focused on intranasally delivered products and technologies. From 1999 to 2002 Mr. Weaver was chief financial officer of Ilex Oncology, Inc. (NASDAQ: ILXO—News), a cancer drug development company and oncology-focused contract research organization, and from 1996 to 1998 chief financial officer of medical device manufacturer Prism Technologies, Inc. Earlier in his career, Mr. Weaver held increasingly senior positions with Fidelity Capital and Harte-Hanks in the publishing industry. He began his career with Andersen LLP. Mr. Weaver received a Bachelors of Science degree in accounting from Trinity University in San Antonio, Tex., a Masters of Business Administration degree from Boston College and received his CPA license in 1985.

SCOLR has determined that Mr. Weaver is an “Independent Director” under the rules of the American Stock Exchange and the Securities and Exchange Commission.

Mr. Weaver said, “I am impressed with the management team and believe SCOLR Pharma has a sound business model with a solid grasp of the drug delivery market. Based on my past experience with a number of successful bio-pharmaceuticals companies, I am looking forward to sharing my expertise and thrilled to be joining the board of directors of SCOLR.”

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Contact:
Investor Relations:
Cameron Associates
Kevin McGrath, 212-245-4577
Kevin@cameronassoc.com

Source: SCOLR Pharma, Inc.